UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 20, 2023

Xenous Holdings, Inc.
(Exact name of registrant as specified in Charter)

Nevada	87-0363526
(State or other jurisdiction of incorporation or organization)	(IRS Employee Identification No.)

Room 1120, 11th Floor, Peninsula Centre,

67 Mody Road

Tsim Sha Tsui, East Kowloon

Hong Kong

(Address of Principal Executive Offices)

+852 6464-2017

(Registrant’s telephone number)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on each exchange on which registered
Common Stock	XITO	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Other Events

As disclosed previously, on November 14, 2022, Xenous Holdings, Inc. (the “Company”) entered into a Memorandum of Understanding with Dadvance Agarwood Alpha Sdn Bhd (“Dadvance”), a company primarily engaged in the plantations, inoculations, cultivations, manufacturing, marketing, trading and conducting research and development of agricultural commodities in relation to Aquilaria trees and its related products with their headquarter based in Malaysia. The Company also engaged YYC Advisors (“Messrs. YYC”), a Malaysian accounting and financial advisory to conduct independent valuation on the targeted Malaysia planation company.

On December, 1 2022, Messrs. YYC has completed their valuation on Dadvance, with an estimated valuation of approximately $20 million (the “Valuation Report”) using the discounted cash flow valuation method. Dadvance is currently managing a 150 acres land located in Pahang, Malaysia for the planting, inoculating and harvesting of approximately 101,000 Aquilaria trees. The Valuation Report also estimated that the valuation will be increased to approximately $76 million within the next 3 to 4 years upon the completion of inoculation and harvesting of the Aquilaria trees. The Company will commence negotiations on the acquisition of Dadvance subject to terms and conditions of the acquisition agreement to be negotiated between parties and subject to further financial and legal due diligence to be conducted.

The Company also wishes to announce their interest in the potential acquisition of a US-based company involving renewable energies which have been awarded a solar farm project backed by the US Government. The Company will be conducting full financial and legal due diligence of the US-based company and, if the due diligence is satisfactory, negotiate the definite acquisition agreement with the US-based company and its shareholders. At this moment, the negotiations are still ongoing with the company to negotiate the terms and conditions.

The Company plans to finance both transactions with (i) the capital which will be raised from a share issuance to an investor; or (ii) a share issuance to the target company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 20, 2023, Mr. Yao Gang was appointed as the Company’s new Chief Technology Officer. The biography for Mr. Yao are set forth below:

Mr. Yao Gang serves as our Chief Technology Officer. Since January 2023, Mr. Yao has been serving as the assistance manager of Lie You Network Beijing Technology Ltd, a company engaged in comprehensive technology and digital development and deployment. Since August 2015, Mr. Yao has been serving as the general manager of Beijing Bo TianXia Technology Co. Ltd, a company engaged in digitalization, enterprise solutions and software as a service development. Mr. Yao obtained his Master's Degree in software engineering from Fudan University in the People’s Republic of China in 2008 and his Bachelor’s of Art in Computer Science from the University of Tianjin in the People’s Republic of China in 2004. Mr. Yao is well versed with the latest technology and digitalization and specializing in the architectural design of big-scale projects.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Xenous Holdings, Inc.

Date: February 23, 2023	By:	/s/ Jonathan Chan Ye Earn
Jonathan Chan Ye Earn
Chief Executive Officer
(Principal Executive Officer)

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